EXHIBIT 10.49

AFFINITY GAMING
3755 Breakthrough Way, Suite 300
Las Vegas, Nevada 89135

February 25, 2014

Via E-Mail, only
Marc H. Rubinstein
857 Vegas View Dr.
Henderson, NV 89052

Dear Marc:

This letter, when counter-signed by you, shall serve as a second amendment (the “Second Amendment”) to each of the Letter Agreement and Executive Severance Agreement and Duty of Loyalty Agreement (together, the “Agreements”), each dated as of February 4, 2011, and amended March 20, 2013, by and between you and Affinity Gaming, formerly known as Herbst Gaming, LLC (the “Company”), and governing the terms and conditions of your employment and separation from employment with the Company. All capitalized terms set forth in this Second Amendment, unless otherwise hereinafter defined, shall have the same meaning given them in each of the respective Agreements, as modified by the Amendment dated March 20, 2013 and this Second Amendment.

1.	Paragraph 2(a) of the Letter Agreement, as amended, is further amended and restated to read in its entirety as follows:

Your employment will commence on February 16, 2011 (the “Effective Date”) and will terminate on the fourth (4th) anniversary of the Effective Date. No later than sixty (60) days prior to the expiration of the Term, you and the Company will commence discussions regarding any future role you may play with the Company.

2.
Paragraph 3(a) of the Letter Agreement, as amended, is further amended solely to reflect that, effective February 16, 2014, your base salary will be paid at the rate of Three Hundred Seventy-three Thousand Dollars ($373,000.00) per annum. Paragraph 3(a) of the Letter Agreement otherwise remains unchanged by this Second Amendment.

3.
Paragraph 3(a) of the Executive Severance Agreement, as amended, is further amended to provide that the Term of your employment shall commence on the Effective Date and shall continue until the fourth (4th) anniversary thereof. Paragraph

3(a) of the Executive Severance Agreement otherwise remains unchanged by this Second Amendment.

4.
Contemporaneous with its approval of this Agreement, the Compensation Committee of the Board shall grant you options to purchase the Company’s common stock having an aggregate market value of no less than One Hundred Fifty Thousand Dollars ($150,000.00).  Such stock options will be granted pursuant to the Affinity Gaming 2011 Long Term Incentive Plan, shall have an exercise price of $11.61 per share, and shall be subject to the terms of the plan and an award agreement that shall include, without limitation, vesting in equal installments over three (3) years.

5.
As additional consideration for entering into this Agreement, the Company will pay to you, in addition to and separate and apart from any annual bonus for 2013 to which you are entitled under Paragraph 3(b) of the Letter Agreement, a discretionary bonus in the amount of Seventy-five Thousand Dollars ($75,000.00), subject to applicable withholdings. Such discretionary bonus will be paid at the same time annual bonuses are paid to you and other executives of the Company, but no later than March 31, 2014, and will be subject to the additional covenants set forth in the letter agreement dated as of the date hereof.

With the exception of: (a) the amendments specifically set forth in paragraphs 1 through 3 of this Second Amendment; and (b) that all references in the Agreements to the “Term” shall be deemed to refer to the further amended definition of “Term” set forth herein, all other terms and conditions of the Agreements, as modified by the March 20, 2013 Amendment, shall remain unchanged.

Sincerely,

David D. Ross
Chief Executive Officer

ACCEPTED and AGREED TO this 25th day of February, 2014:

/s/ Marc H. Rubinstein
Marc H. Rubinstein